, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA APPOINTS ROBERTA JACOBSON TO THE BOARD OF DIRECTORS

Denver, Colorado – May 17, 2022: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) announced today the addition of Roberta Jacobson to its Board of Directors. Ambassador Jacobson will begin serving as a Director effective on May 17. Following the appointment of Ambassador Jacobson, the Board will be comprised of 10 directors.

Mike Fries, Executive Chairman of Liberty Latin America, said, “We are delighted to welcome Roberta as a new Board Director to Liberty Latin America. Roberta’s distinguished career as a civil servant and diplomat, combined with her extensive experience in Latin America and stellar reputation as a leader and collaborator, will be a tremendous addition to our Board. We look forward to her contributions as we focus on delivering value for all stakeholders, including our shareholders, employees, customers, and communities.”

Ambassador Jacobson was the first female U.S. Ambassador to Mexico and brings over 30 years of experience in the United States and Latin America to the Board. She has served in numerous leadership positions in Western Hemisphere Affairs at the Department of State, including: Assistant Secretary; Principal Deputy Assistant Secretary; Deputy Assistant Secretary of State; and Director, Office of Mexican Affairs.

Ambassador Jacobson holds a Master of Arts in Law and Diplomacy degree from Tufts University and a Bachelor of Arts degree from Brown University. In addition, she is a member of the Mexico Institute Advisory Board, Woodrow Wilson Center; Council on Foreign Relations; Inter-American Dialogue, and currently a Board member of the Fulbright-Garcia Robles (COMEXUS) Scholarships. From 2007 to 2010, she was a Board member of the North American Development Bank/Border Environment Cooperation Commission.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Media Relations:
Kunal Patel ir@lla.com Claudia Restrepo llacommunications@lla.com